Exhibit 5.1

[Letterhead of Eversheds Sutherland (US) LLP]

September 9, 2025

Stellus Capital Investment Corporation
4400 Post Oak Parkway, Suite 2200
Houston, TX 77027

Ladies and Gentlemen:

We have acted as counsel to Stellus Capital Investment Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form N-2 (File No. 333- 288252) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated August 6, 2025, which was included in Pre-Effective Amendment No. 1 to the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.

This opinion letter is rendered in connection with the issuance and sale, from time to time, of up to $100,000,000 in aggregate offering price of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, as described in the Prospectus and prospectus supplement, dated as of September 9, 2025 (the “Prospectus Supplement”). The Shares are to be sold by the Company pursuant to an equity distribution agreement (the “Equity Distribution Agreement”), dated as of September 9, 2025, by and among the Company, Stellus Capital Management, LLC (the “Advisor”), and Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc. (the “Sales Agents”).

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	the Equity Distribution Agreement;

(ii)	the Articles of Amendment and Restatement of the Company (the “Articles”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

(iii)	the Bylaws of the Company, certified as of a recent date by an officer of the Company (the “Bylaws”);

(iv)	a Certificate of Good Standing with respect to the Company, issued by the SDAT as of a recent date (the “Certificate of Good Standing”); and

(v)	the resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization of the issuance, offer and sale of the Shares pursuant to the Registration Statement, certified as of the date hereof by an officer of the Company (collectively, the “Resolutions”).

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter) and on a certificate of an officer of the Company. We have not independently established the facts or, in the case of certificates of public officials, the other statements so relied upon.

With respect to such examination and our opinion expressed in this opinion letter, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

The opinion set forth below is limited to the effect of the Maryland General Corporation Law as in effect on the date of this opinion letter, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any federal or state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Shares.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that, when the Equity Distribution Agreement is executed by duly authorized officers of the Company and delivered to the purchasers thereof, and when the Shares, which have been duly authorized, are issued against payment of the agreed consideration therefor in accordance with the Registration Statement, Equity Distribution Agreement, and Resolutions, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied or inferred and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, to be filed with the Commission on the date hereof, and to the reference to our firm in the “Legal Matters” section of the Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ EVERSHEDS SUTHERLAND (US) LLP